Exhibit 99.1

FOR IMMEDIATE RELEASE

etrials Announces Financial Results for the Fourth Quarter & Year

-  New Project Bookings Increase 43% Sequentially to $7.0 Million -

Morrisville, NC – March 6, 2008 – etrials Worldwide, Inc. (Nasdaq: ETWC), a leading provider of adaptive eClinical software and services that optimize clinical trial management by turning data into intelligence and shortening the pathway to an actionable study endpoint, today announced financial results for the three months and full year ended December 31, 2007.

Fourth Quarter Highlights
•
New project bookings totaled $7.0 million, representing a 43% increase over the $4.9 million reported in the third quarter and a 37% increase over the $5.1 million reported in the fourth quarter of 2006

•	Awarded 20 contracts: 16 contracts from 10 existing clients and 4 contracts from 4 new clients
•	Project cancellations amounted to $1.5 million compared to $200,000 in the third quarter and $3.9 million in the corresponding period of 2006
•	Net new project bookings of $5.4 million was 15% higher than $4.7 million in the prior quarter and more than 4 times higher than the $1.2 million reported in the fourth quarter of 2006

Full Year 2007 Highlights
•	New project bookings of $22.4 million, an increase of 24% compared to $18.1 million in the prior year
•	Awarded 57 new contracts: 29 contracts from 14 existing clients and 28 contracts from 14 new clients
•	New record high of 38 active clients at year-end, 27% more than in 2006
•	108 active projects at year end compared to 100 at the end of 2006
•	Project cancellations of $2.7 million versus $13.3 million in 2006
•	Net new project bookings climbed to $19.8 million compared to $4.8 million in 2006

“etrials’ fourth quarter results attest to progress we are making in restarting the growth engine and improving etrials’ organizational effectiveness in order to take full advantage of the very healthy and growing opportunity for eClinical technology in the mid-tier market,” said Chip Jennings, president and chief executive officer. “Our revitalized sales force, while still in formation and ramping to full productivity, succeeded in obtaining more business from existing clients. Our efforts to redefine our sales delivery methodology to better respond to customer needs are resonating with our target market.  We closed nearly half of 2007’s new contracts in the last quarter of the year and produced strong sequential growth in new project bookings, enlarged our client base and increased the number of active trials at year end.”

Fourth Quarter 2007 Results
Net service revenue was $4.9 million for the fourth quarter of 2007 versus $4.2 million reported during the fourth quarter of 2006, a 17% increase. Cost of services increased by 39% over the prior year period due to increased investment in personnel, operational effectiveness, expanded hosting capabilities and process improvements. Sales and marketing expenses increased 41% due to reorganization costs, including the addition of client service staff and recruiting costs for both new and replacement sales representatives in both the US and UK, and the hiring of a new VP of sales.  R&D increased 33% reflecting the engagement of outside contractors to help speed the development of automation tools and the absence of additional capitalized costs of internal software development during the quarter.  General and administrative costs increased 19% over the prior year period due to Sarbanes Oxley consulting costs and an increase to our bad debt reserve.

The net loss for the fourth quarter was $2.6 million, or $0.24 per diluted share, versus a net loss of $46,000 or $0.00 per diluted share, in the fourth quarter of 2006.  Results for the fourth quarter of 2007 included $1.75 million in litigation settlement expense related to the settlement of patent litigation with Datasci, $97,000 in Sarbanes Oxley consulting costs, $125,000 increase to bad debt expense, and $830,000 in increased personnel and related costs.

Full Year 2007 Results
For the full year ending December 31, 2007, net service revenue was $18.3 million, up 18% from net service revenue of $15.5 million in fiscal year 2006.  Cost of services increased by 37% primarily due to increased personnel costs, investments in improving operational effectiveness, expanded hosting capabilities and process improvement costs.  Sales and marketing costs increased 42% due to increased marketing, creation of a client services group, and recruiting costs for both new and replacement sales representatives in both the US and UK. R&D increased 21% due to increased personnel costs including recruiting costs for new and replacement personnel and outside contractors to accelerate development of automation tools.  G&A costs increased 48% due to the CEO transition in May 2007, legal costs of the settled patent infringement case, Sarbanes Oxley compliance costs and higher non-cash stock compensation expenses primarily related to the CEO transition.

The company reported a net loss attributable to common stockholders’ of $6.2 million, or $0.57 per share, for the fiscal year 2007 as compared to a net loss of $1.8 million, or $0.18 per share, in the prior-year. Results for fiscal 2007 include $2.8 million in increased personnel and related costs, $1.75 million litigation settlement expense, $240,000 in Sarbanes Oxley consulting costs, $332,000 in increased legal costs for the patent infringement case, $134,500 in increased bad debt expense and $635,000 of increased non-cash stock compensation expenses.  Results for fiscal 2006 included $1.1 million of dividends and accretion of preferred stock, including the impact of an induced conversion feature of common stock warrants.

“Since mid 2007, we have made a number of key strategic senior management hires, made significant personnel upgrades, added a client services practice, and completely reorganized our sales organization to more effectively apply the expertise necessary to match our client needs. Further, we upgraded our IT infrastructure to ensure data performance, capacity, quality and security to position the company for long term growth,” said Jennings.

“Even with our substantial progress, there is still much work to be done and more time required for these initiatives to wholly permeate the organization,” added Jennings. “At this point in the first quarter, the assessment phase is substantially complete and implementation is in full swing. Best-in-class organizational quality and process reengineering initiatives are well underway to enhance our overall service delivery effectiveness, while R&D resources have been restructured into a disciplined, high-value operation primed for technological innovation. Throughout 2008 we will continue to invest in organizational improvements with a view toward increasing net bookings and backlog.  In 2009, as we begin to realize a return on these investments, we believe these efforts will position etrials to accelerate top line growth and cross-over into profitability. Our goal is clear and that is to fully realize etrials’ potential as a leading provider of comprehensive clinical trial information solutions in the growing mid-tier market, a segment that aligns perfectly with our integrated, globally-proven offerings.”

Financial Position and Backlog
We reported $19.2 million in backlog as of December 31, 2007, as compared with $18.7 million on September 30, 2007 and $17.7 million on December 31, 2006.  Our backlog includes both projects covered by signed contracts or work orders and projects for which we have received written confirmation that the customer has decided to award a project contract or work order.  The backlog increase from September 30, 2007 was primarily due to higher new contract bookings offset by the increase from the third quarter level of contract cancellations. As previously reported, project cancellations are a normal part of the clinical trial industry, and backlog is materially impacted by multiple elements including new project bookings, scope changes, the timing of revenue recognition, and cancellations.

As of December 31, 2007, our balance sheet reflected total assets of $31.6 million, with cash, cash equivalents, and short-term investments of $15.2 million, working capital of $15.2 million, and stockholders’ equity of $25.4 million. We did not repurchase any common stock during the fourth quarter of 2007 under the $1.0 million share buyback program announced in November, 2007.

Outlook
We expect that bookings and backlog will increase at or above market growth rates year-over-year. We also anticipate net losses on a quarterly basis during 2008 as we continue to make investments in expanding our operational effectiveness, our sales and marketing team, and in product development of automation tools. The goal of this increased investment is to streamline operations; enhance  project build and deployment tools to enable quicker deployment of new clinical trials; improve customer satisfaction; and expand the sales force to drive increased penetration in the mid-tier market for our eClinical technologies.  We do not expect to begin to realize the benefit from these investments until 2009. Growth in revenues and profitability will depend on many factors, including the timing of new project bookings, cancellations and new project start-ups.

Conference Call
Management will conduct a conference call at 4:30 p.m. Eastern today.  During the call, Chip Jennings, chief executive officer, and James Clark, chief financial officer, will discuss the company’s quarterly and fiscal year performance and financial results.  To participate in the live call by telephone, please dial 800.480.2207, or, for international callers, please dial 706.643.7866 and reference ID number 34719498.  Those interested in listening to the conference call live via the Internet may do so by visiting the company’s web site at www.etrials.com.  Please go to the web site 15 minutes prior to the scheduled start to register, download and install any necessary audio software. A web cast audio replay and a telephone audio replay will also be available for two weeks by dialing 800.642.1687 from the US or 706.645.9291 for international callers and entering conference ID number 34719498 when prompted.

About etrials®
etrials Worldwide, Inc. (Nasdaq: ETWC) a leading provider of eClinical software and services to pharmaceutical, biotechnology, medical device, and contract research organizations offers adaptive, Web-based tools that work together to coordinate data capture, logistics, patient interaction and trial management – turning data into intelligence and shortening the pathway to an actionable study endpoint. etrials is the only top-tier solutions provider to offer electronic data capture (EDC), interactive voice and Web response (IVR/IWR), electronic patient diaries (eDiary) as part of a flexible and integrated software-as-a-service (SaaS) platform or as individual solutions to capture high quality data from multiple pivot points to enable real-time access for perfectly informed decision-making. As an experienced leader, etrials has facilitated over 900 trials involving more than 400,000 patients in 60 countries; and has participated in 33 studies used for new drug applications. To learn more visit us at www.etrials.com.

etrials is registered trademark in the United States of etrials Worldwide, Inc. Other marks belong to their respective owners and are used with permission.

Forward-Looking Statements
This announcement and conference call contain forward-looking statements, including statements regarding future performance targets by the Company, all of which involve risks and uncertainties. Actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, delays in the current schedule for clinical trials by existing clients, utilization of our software and services by clients to a lesser degree than is currently expected and terminations of existing projects, all of which are possible because our client agreements  do not generally have minimum volume guarantees and can be terminated without penalty by clients, and  failure to secure new project bookings at the rate management currently targets. More information about potential factors which could cause actual results to differ from the forward looking statements included in this announcement is included in our filings with the Securities and Exchange Commission, including in the Risk Factors section of the Form 10-KSB filed with the Securities and Exchange Commission on March 30, 2007.  All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

Contacts: Investors: Lippert/Heilshorn & Associates Jody Burfening/Amy Gibbons 212-838-3777 agibbons@lhai.com	Media: etrials Chris Sakell 919-653-3658 Chris.Sakell@etrials.com etrials Worldwide, Inc.
Consolidated Statements of Operations

	Three Months Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)

Net service revenues	$4,931,705	$4,222,474	$18,349,261	$15,528,390
Reimbursable out-of-pocket revenues	599,627	1,327,307	4,090,343	3,651,660
Total revenues	5,531,332	5,549,781	22,439,604	19,180,050

Costs and expenses:
Costs of revenues	2,568,894	1,848,191	9,273,288	6,747,957
Reimbursable out-of-pocket expenses	599,627	1,327,307	4,090,343	3,651,660
Sales and marketing	1,154,953	820,429	4,789,936	3,379,183
General and administrative	1,594,830	1,345,672	7,249,974	4,906,222
Amortization of intangible assets	-	11,396	15,199	88,414
Research and development	606,448	455,740	2,216,346	1,835,015
Litigation settlement	1,750,000	-	1,750,000	-
Total costs and expenses	8,274,752	5,808,735	29,385,086	20,608,451
Operating loss	(2,743,420)	(258,954)	(6,945,482)	(1,428,401)

Other (expenses) income:
Interest expense	(54,471)	(22,272)	(147,872)	(95,498)
Interest income	219,129	264,678	944,345	899,200
Other expense, net	(2,196)	(29,270)	(15,941)	(16,035)
Total other income, net	162,462	213,136	780,532	787,667
Net loss	(2,580,958)	(45,818)	(6,164,950)	(640,734)
Dividends and accretion of preferred stock	-	-	-	(95,969)
Induced converison of common stock warrants	-	-	-	(1,030,000)
Net loss attributable to common stockholders	$(2,580,958)	$(45,818)	$(6,164,950)	$(1,766,703)

Net loss per share attributable to common stockholders:
Basic and Diluted	$(0.24)	$(0.00)	$(0.57)	$(0.18)

Weighted average common shares outstanding:
Basic and Diluted	10,914,576	10,799,007	10,805,664	10,010,543

etrials Worldwide, Inc.
Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2007	2006

Assets
Current assets:
Cash, cash equivalents and short-term investments	$15,241,034	$19,988,960
Other current assets	6,195,160	5,389,136
Total current assets	21,436,194	25,378,096
Other assets	10,146,337	10,000,206

Total assets	$31,582,531	$35,378,302

Liabilities & Stockholders' Equity
Current liabilities	$5,915,500	$5,515,026
Long-term liabilities	274,293	66,846
Total liabilities	6,189,793	5,581,872

Stockholders' equity	25,392,738	29,796,430

Total liabilities & stockholders' equity	$31,582,531	$35,378,302